Exhibit 23

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No's 333-123973, 333-131634 and 333-138822) and Form S-8 (File No. 333-120273) of Lumera Corporation of our report dated March 27, 2007 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 27, 2007